December 27, 2024

Paul McKinney
Chief Executive Officer
RING ENERGY, INC.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380

       Re: RING ENERGY, INC.
           Registration Statement on Form S-3
           Filed December 20, 2024
           File No. 333-283978
Dear Paul McKinney:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Daniel Morris at 202-551-3314 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:   Adam J. Fogoros